Exhibit 4.1
Form of Affiliate Letter Agreement
[                               ], 2007
ev3 Inc.
9600 54th Avenue North
Plymouth, Minnesota 55442
Ladies and Gentlemen:
          I have been advised that as of the date hereof I may be deemed to be an “affiliate” of FoxHollow Technologies, Inc., a Delaware corporation (“FoxHollow”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of July 21, 2007 (as it may be amended from time to time, the “Merger Agreement”), by and among ev3 Inc., a Delaware corporation (“ev3”), Foreigner Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of ev3 (“Merger Sub”) and FoxHollow, Merger Sub will merge with and into FoxHollow (referred to herein as the “Merger”), and in connection therewith each share of common stock, par value $0.001 per share, of FoxHollow (the “FoxHollow Common Stock”) will be converted into the right to receive 1.45 shares of common stock, par value $0.01 per share, of ev3 (the “ev3 Common Stock”) and $2.75 in cash, unless a stockholder of FoxHollow, pursuant to the terms of the Merger Agreement, has elected to receive either $25.92 in cash or 1.62 shares of ev3 Common Stock for each share of FoxHollow Common Stock owned by such stockholder by making an all-cash or an all-stock election, respectively.
          Neither my entering into this letter agreement, nor anything contained herein, shall be deemed an admission on my part that I am such an “affiliate” or a waiver of any rights I may have to object to any claim that I am an “affiliate” on or after the date of this letter agreement; provided, that my right to object to any claim that I am an “affiliate” shall not affect my obligations under this letter agreement. All terms used in this letter agreement (the “Letter Agreement”) but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.
          I represent, warrant and covenant to ev3 that in the event I receive any ev3 Common Stock as a result of the Merger:
          1. I shall not make any offer, sale, transfer or other disposition of ev3 Common Stock in violation of the Act or the Rules and Regulations.
          2. I have carefully read this Letter Agreement and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to offer, sell, transfer or otherwise dispose of ev3 Common Stock to the extent I believed necessary with my counsel or counsel for FoxHollow.
          3. I have been advised that the issuance of ev3 Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However,

I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of FoxHollow, I may have been deemed to have been an affiliate of FoxHollow and the distribution by me of ev3 Common Stock has not been registered under the Act, I may not offer, sell, transfer or otherwise dispose of ev3 Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such offer, sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act (as such Rule may be amended from time to time), or (iii) in the opinion of counsel reasonably acceptable to ev3, or as described in a letter from the staff of the Commission specifically issued with respect to a transaction to be engaged in by the undersigned, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Act.
          4. I understand that ev3 is under no obligation to register the offer, sale, transfer or other disposition of ev3 Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.
          5. I also understand that stop transfer instructions will be given to ev3’s transfer agent with respect to any ev3 Common Stock issued to me as a result of the Merger and that there will be placed on any such certificates for ev3 Common Stock issued to me, or any substitutions therefore, a legend stating in substance:
“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145, pursuant to a registration statement under said Act or an exemption from such registration or in accordance with the terms of an Affiliate Letter Agreement between the registered holder hereof and ev3 Inc., a copy of which agreement is on file at the principal executive officers of ev3 Inc.”
6. It is understood and agreed that the legend set forth above shall be removed, at no cost to me, by delivery of substitute certificates without such legend, and/or the issuance of a letter to ev3’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Act or any successor thereto) shall have elapsed from the effective time of the Merger and the provisions of such Rule are then available to me; or (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Act or any successor thereto) shall have elapsed from the effective time of the Merger and the provisions of such Rule are then available to me; or (C) I shall have delivered to ev3 (i) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory ev3, or other evidence reasonably satisfactory to ev3, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Act or (ii) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145(d) under the Act or pursuant to an effective registration under the Act.

     It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

Very truly yours,

Name:

* * * * *
Accepted this [ ] day of [ ], 2007
ev3 Inc.

By:

Name:

Title:

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